SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Cheniere Energy Partners, L.P.

(Name of Issuer)

Common Units Representing Limited Partner Interests

(Title of Class of Securities)

16411Q101

(CUSIP Number)

John G. Finley The Blackstone Group Inc. 345 Park Avenue New York, NY 10154 (212) 583-5000	Marisa Beeney GSO Capital Partners LP 345 Park Avenue New York, NY 10154 (212) 503-2100

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 24, 2020

(Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16411Q101	13D	Page 2 of 59 Pages

1	Names of Reporting Persons BX Rockies Platform Co LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,250,419
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,250,419
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,250,419
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.5%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 3 of 59 Pages

1	Names of Reporting Persons Blackstone CQP Common Holdco L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,011,447
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,011,447
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,011,447
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 4 of 59 Pages

1	Names of Reporting Persons Blackstone CQP Common Holdco GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,011,447
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,011,447
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,011,447
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 5 of 59 Pages

1	Names of Reporting Persons BX CQP Common Holdco Parent L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,011,447
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,011,447
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,011,447
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 6 of 59 Pages

1	Names of Reporting Persons BX CQP Common Holdco Parent GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,011,447
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,011,447
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,011,447
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 7 of 59 Pages

1	Names of Reporting Persons Blackstone CQP Holdco LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 185,808,450
	8	Shared Voting Power 0
	9	Sole Dispositive Power 185,808,450
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 185,808,450
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 38.4%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 8 of 59 Pages

1	Names of Reporting Persons Blackstone CQP Holdco II GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 185,808,450
	8	Shared Voting Power 0
	9	Sole Dispositive Power 185,808,450
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 185,808,450
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 38.4%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 9 of 59 Pages

1	Names of Reporting Persons Blackstone CQP FinanceCo LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 185,808,450
	8	Shared Voting Power 0
	9	Sole Dispositive Power 185,808,450
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 185,808,450
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 38.4%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 10 of 59 Pages

1	Names of Reporting Persons Blackstone CQP Holdco GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 185,808,450
	8	Shared Voting Power 0
	9	Sole Dispositive Power 185,808,450
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 185,808,450
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 38.4%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 11 of 59 Pages

1	Names of Reporting Persons BX CQP Target Holdco L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 190,070,316
	8	Shared Voting Power 13,170,436
	9	Sole Dispositive Power 190,070,316
	10	Shared Dispositive Power 13,170,436

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203,240,752
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 12 of 59 Pages

1	Names of Reporting Persons BX CQP SuperHoldCo Holdings Manager L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 13 of 59 Pages

1	Names of Reporting Persons BX CQP Common Holdco Holdings Manager L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 14 of 59 Pages

1	Names of Reporting Persons BX Rockies Platform Co Holdings Manager L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 15 of 59 Pages

1	Names of Reporting Persons Blackstone Energy Management Associates L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 16 of 59 Pages

1	Names of Reporting Persons Blackstone Management Associates VI L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 17 of 59 Pages

1	Names of Reporting Persons Blackstone EMA L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 18 of 59 Pages

1	Names of Reporting Persons BMA VI L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 19 of 59 Pages

1	Names of Reporting Persons Blackstone Holdings III L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 20 of 59 Pages

1	Names of Reporting Persons Blackstone Holdings III GP L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 21 of 59 Pages

1	Names of Reporting Persons Blackstone Holdings III GP Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 22 of 59 Pages

1	Names of Reporting Persons BIP Chinook Holdco L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203,240,752
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 23 of 59 Pages

1	Names of Reporting Persons BIP-V Chinook Holdco L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 13,170,436
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 13,170,436

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,170,436
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.7%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 24 of 59 Pages

1	Names of Reporting Persons BIP Holdings Manager L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203,240,752
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 25 of 59 Pages

1	Names of Reporting Persons Blackstone Infrastructure Associates L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203,240,752
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.0%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 26 of 59 Pages

1	Names of Reporting Persons BIA GP L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203,240,752
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.0%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 27 of 59 Pages

1	Names of Reporting Persons BIA GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203,240,752
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 28 of 59 Pages

1	Names of Reporting Persons GSO Credit Alpha Fund AIV-2 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 462,922
	8	Shared Voting Power 0
	9	Sole Dispositive Power 462,922
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 462,922
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 29 of 59 Pages

1	Names of Reporting Persons GSO Credit-A Partners LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 30 of 59 Pages

1	Names of Reporting Persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 31 of 59 Pages

1	Names of Reporting Persons GSO Palmetto Opportunistic Associates LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 32 of 59 Pages

1	Names of Reporting Persons GSO Credit-A Associates LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 33 of 59 Pages

1	Names of Reporting Persons GSO Credit Alpha Associates LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 462,9220
	8	Shared Voting Power 0
	9	Sole Dispositive Power 462,922
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 462,922
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 34 of 59 Pages

1	Names of Reporting Persons GSO Holdings I L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,370,632
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,370,632
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,370,632
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.5%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 35 of 59 Pages

1	Names of Reporting Persons Blackstone Holdings II L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,370,632
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 2,370,632
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 205,611,384
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.5%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 36 of 59 Pages

1	Names of Reporting Persons Blackstone Holdings I/II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,652,395
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 2,652,395
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 205,893,147
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.5%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 37 of 59 Pages

1	Names of Reporting Persons The Blackstone Group Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,652,395
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 2,652,395
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 205,893,147
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.5%
14	Type of Reporting Person CO

CUSIP No. 16411Q101	13D	Page 38 of 59 Pages

1	Names of Reporting Persons Blackstone Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,652,395
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 2,652,395
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 205,893,147
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.5%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 39 of 59 Pages

1	Names of Reporting Persons Stephen A. Schwarzman
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,652,395
	8	Shared Voting Power 203,240,752
	9	Sole Dispositive Power 2,652,395
	10	Shared Dispositive Power 203,240,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 205,893,147
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 42.5%
14	Type of Reporting Person IN

CUSIP No. 16411Q101	13D	Page 40 of 59 Pages

Explanatory Note

This Amendment No. 5 to Schedule 13D (this “Amendment No. 5”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission on October 13, 2015 (as amended to date, the “Schedule 13D”), relating to the common units representing limited partner interests (the “Common Units”) of Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 2. Identity and Background.

Item 2 of the Schedule 13D is hereby amended and restated as follows:

This statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”):

(i)

BX Rockies Platform Co LLC, which is a Delaware limited liability company (“BX Rockies”); Blackstone CQP Common Holdco L.P., which is a Delaware limited partnership (“Blackstone Common Holdco”); Blackstone CQP Holdco LP, which is a Delaware limited partnership (“Blackstone Holdco”); and BIP-V Chinook Holdco L.L.C. (“BIP-V” and, collectively, the “Blackstone Funds”);

(ii)

BIP Chinook Holdco L.L.C., which is a Delaware limited liability company (“Blackstone Infrastructure Partners”); BIP Holdings Manager L.L.C., which is a Delaware limited liability company; Blackstone Infrastructure Associates L.P., which is a Delaware limited partnership; BIA GP L.P., which is a Delaware limited partnership; BIA GP L.L.C., which is a Delaware limited liability company; (the “Blackstone Infrastructure Entities”);

(iii)

Blackstone CQP Common Holdco GP LLC, which is a Delaware limited liability company; BX CQP Common Holdco Parent L.P., which is a Delaware limited partnership; BX CQP Common Holdco Parent GP LLC, which is a Delaware limited liability company; Blackstone CQP Holdco II GP LLC, which is a Delaware limited liability company; Blackstone CQP FinanceCo LP, which is a Delaware limited partnership; Blackstone CQP Holdco GP LLC, which is a Delaware limited liability company; BX CQP Target Holdco L.L.C., which is a Delaware limited liability company (collectively, with the Blackstone Funds and the Blackstone Infrastructure Entities, the “Blackstone Entities”);

(iv)

BX CQP SuperHoldCo Holdings Manager L.L.C., which is a Delaware limited liability company; BX CQP Common Holdco Holdings Manager L.L.C., which is a Delaware limited liability company; BX Rockies Platform Co Holdings Manager L.L.C., which is a Delaware limited liability company; Blackstone Energy Management Associates L.L.C., which is a Delaware limited liability company; Blackstone EMA L.L.C., which is a Delaware limited liability company; Blackstone Management Associates VI L.L.C., which is a Delaware limited liability company; BMA VI L.L.C., which is a Delaware limited liability company; Blackstone Holdings III L.P., which is a limited partnership formed in Quebec, Canada; Blackstone Holdings III GP L.P., which is a Delaware limited partnership; Blackstone Holdings III GP Management L.L.C., which is a Delaware limited liability company (collectively, the “Exit Entities”);

CUSIP No. 16411Q101	13D	Page 41 of 59 Pages

(v)

GSO Credit-A Partners LP, which is a Delaware limited partnership; GSO Palmetto Opportunistic Investment Partners LP, which is a Delaware limited partnership; and GSO Credit Alpha Fund AIV-2 LP, which is a Delaware limited partnership (collectively, the “GSO Funds”);

(vi)

Blackstone Holdings II L.P., which is a Delaware limited partnership, and Blackstone Holdings I/II GP L.L.C., which is a Delaware limited liability company (collectively, the “Blackstone Holdings Entities”);

(vii)

GSO Credit-A Associates LLC, which is a Delaware limited liability company; GSO Palmetto Opportunistic Associates LLC, which is a Delaware limited liability company; GSO Credit Alpha Associates LLC, which is a Delaware limited liability company; and GSO Holdings I L.L.C., which is a Delaware limited liability company (collectively, with the GSO Funds and the Blackstone Holdings Entities, the “GSO Entities”);

(viii)	The Blackstone Group Inc., which is a Delaware corporation, and Blackstone Group Management L.L.C., which is a Delaware limited liability company (collectively, the “Blackstone Topco Entities”); and

(ix)	Stephen A. Schwarzman, who is a United States citizen.

The principal business address of each of the Blackstone Entities, the Blackstone Holdings Entities, the Exit Entities, the Blackstone Topco Entities and Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, NY 10154. The principal business address of each of the GSO Entities, other than the Blackstone Holdings Entities, is c/o GSO Capital Partners LP, 345 Park Avenue, New York, NY 10154.

Information regarding each director and executive officer of The Blackstone Group Inc. is set forth on Schedule I attached hereto.

The principal business of the Blackstone Funds is investing in securities of the Issuer. The principal business of the GSO Funds is investing in both public and private non-investment grade and non-rated securities, including leveraged loans, high yield bonds, distressed securities, second lien loans, mezzanine securities, equity securities, credit derivatives and other investments.

The principal business of each of the GSO Entities, other than the GSO Funds, the Blackstone Entities, other than the Blackstone Funds, the Exit Entities and the Blackstone Topco Entities is directing the operations of, and serving as the respective general partner, managing member (or similar position) and/or equity holder of, certain GSO or Blackstone affiliated entity or entities, as applicable.

The principal occupation of Mr. Schwarzman is serving as an executive of the Blackstone Topco Entities.

CUSIP No. 16411Q101	13D	Page 42 of 59 Pages

During the last five years, none of the Reporting Persons or, to the best knowledge of the Reporting Persons, any of the other persons set forth on Schedule I attached hereto, (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Considerations.

Item 3 of the Schedule 13D is hereby amended and supplemented as follows:

In connection with the closing of the Transaction described in Item 4, on September 24, 2020, Blackstone Infrastructure Partners purchased 50.01% of the equity interests in BX CQP Target Holdco L.L.C. for aggregate consideration of $3,252,502,402.41 using capital contributions from its partners and members, including a loan from BIP-V to Blackstone Infrastructure Partners in the amount of $174,631,307. The above price may be increased up to an aggregate amount of $3,481,193,977.58 based on the satisfaction by the Issuer of certain conditions. In connection with the closing of the Transaction, Blackstone Holdco distributed 13,170,436 Common Units to BX CQP Target Holdco L.L.C., who distributed such units to Blackstone Infrastructure Partners, who distributed such units to one of its members, who transferred such units to BIP-V. BIP-V acquired the 13,170,436 Common Units for aggregate consideration of $421,453,952 using capital contributions from its partners and members and in satisfaction of the loan described above. The above price paid by BIP-V may be increased up to an aggregate amount of $451,087,433 based on the satisfaction by the Issuer of certain conditions.

Item 4. Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On September 24, 2020, BX CQP SuperHoldCo Holdings Manager L.L.C., BX CQP Common Holdco Holdings Manager L.L.C. and BX Rockies Platform Co Holdings Manager L.L.C. completed the sale of all of the limited liability company interests in BX CQP Target Holdco L.L.C. (the “Transaction”) to (i) Blackstone Infrastructure Partners, being an affiliate of BIP Aggregator Q L.P., a Delaware limited partnership, and BIP Aggregator II L.P., a Delaware limited partnership (together with BIP Aggregator Q L.P., the “Initial Blackstone Infrastructure Signatories”), to which the Initial Blackstone Infrastructure Signatories assigned their rights and obligations with respect to the Transaction, and (ii) BIF IV Cypress Aggregator (Delaware) LLC (“Brookfield Infrastructure”) for an aggregate consideration of $6,503,704,064.00, which may be increased to an aggregate amount of $6,960,995,756.00 based on the satisfaction by the Issuer of certain conditions. Following the closing of the Transaction, Blackstone Infrastructure Partners and Brookfield Infrastructure directly own 50.01% and 49.99% of the equity interests in BX CQP Target Holdco L.L.C., respectively, and may be deemed to share beneficial ownership of all of the Common Units that may be deemed to be beneficially owned by BX CQP Target Holdco L.L.C.

CUSIP No. 16411Q101	13D	Page 43 of 59 Pages

As previously disclosed in the Schedule 13D, Blackstone Holdco has the right to appoint three members to serve on the board of directors of the Issuer’s general partner (the “GP Board”) and one member to serve on the Cheniere Energy, Inc. (“CEI”) board of directors (the “CEI Board”). In connection with the closing of the Transaction, Philip Meier, John-Paul Munfa, and Jamie Welch resigned from the GP Board and Wallace Henderson, an employee of Blackstone Infrastructure Partners or one of its affiliates, Scott Peak, an employee of Brookfield Infrastructure or one of its affiliates, and Mark Murski, an employee of Brookfield Infrastructure or one of its affiliates, were appointed in their place, and David Foley resigned from the CEI Board and Sean Klimczak, an employee of Blackstone Infrastructure Partners or one of its affiliates, was appointed in his place. Following the closing of the Transaction, Blackstone Infrastructure Partners and Brookfield Infrastructure entered into a governance agreement (the “Director Designation Rights Agreement”) pursuant to which the parties agreed to certain director designation rights with respect to the GP Board and the CEI Board. In the first year following the closing of the Transaction, Blackstone Infrastructure Partners shall have the right to designate one member to serve on the GP Board and one member to serve on the CEI Board, and Brookfield Infrastructure shall have the right to designate two members to serve on the GP Board. In the second year after the closing of the Transaction, Blackstone Infrastructure Partners shall have the right to designate two members to serve on the GP Board and Brookfield Infrastructure shall have the right to designate one member to serve on the GP Board and one member to serve on the CEI Board. Each year thereafter, these director designation rights will continue to alternate between Blackstone Infrastructure Partners and Brookfield Infrastructure so long as Blackstone Holdco has a right to designate such directors.

The foregoing description of the Director Designation Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text such agreement, which is attached as an exhibit hereto and incorporated herein by reference.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a)-(b)

Calculations of the percentage of Common Units beneficially owned are based on a total of 484,016,623 Common Units outstanding as of August 17, 2020 following the conversion of the subordinated units held by CEI, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2020 and otherwise based upon the information with respect to outstanding Common Units as of July 31, 2020, as set forth in the Issuer’s Quarterly Report on Form 10-Q, filed on August 6, 2020.

The aggregate number and percentage of Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

CUSIP No. 16411Q101	13D	Page 44 of 59 Pages

BX Rockies is the record holder of 2,250,419 Common Units. Blackstone Common Holdco is the record holder of 2,011,447 Common Units. Blackstone Holdco is the record holder of 185,808,450 Common Units. BIP-V is the record owner of 13,170,436 Common Units. GSO Credit-A Partners LP is the record owner of 953,855 Common Units. GSO Palmetto Opportunistic Investment Partners LP is the record holder of 953,855 Common Units. GSO Credit Alpha Fund AIV-2 LP is the record holder of 462,922 Common Units. Harvest Fund Advisors LLC, an indirect subsidiary of The Blackstone Group Inc. (“HFA”), is the beneficial owner of 281,763 Common Units, which Common Units are held by funds and accounts managed by HFA in the ordinary course of its business.

Blackstone CQP Common Holdco GP LLC is the general partner of Blackstone Common Holdco. BX CQP Common Holdco Parent L.P. is the sole member of Blackstone CQP Common Holdco GP LLC. BX CQP Common Holdco Parent GP LLC is the general partner of BX CQP Common Holdco Parent L.P.

Blackstone CQP Holdco II GP LLC is the general partner of Blackstone Holdco. Blackstone CQP FinanceCo LP is the sole member of Blackstone CQP Holdco II GP LLC. Blackstone CQP Holdco GP LLC is the general partner of Blackstone CQP FinanceCo LP.

BX CQP Target Holdco L.L.C. is the sole member of each of BX Rockies, BX CQP Common Holdco Parent GP LLC and Blackstone CQP Holdco GP LLC and, by virtue of its relationship with BIP-V, may be deemed to share beneficial ownership over the Common Units held by BIP-V. Blackstone Infrastructure Partners is a member of BX CQP Target Holdco L.L.C. BIP Holdings Manager L.L.C. is the managing member of each of Blackstone Infrastructure Partners and BIP-V. Blackstone Infrastructure Associates L.P. is the managing member of BIP Holdings Manager L.L.C. BIA GP L.P. is the general partner of Blackstone Infrastructure Associates L.P. BIA GP L.L.C. is the general partner of BIA GP L.P.

GSO Credit-A Associates LLC is the general partner of GSO Credit-A Partners LP. GSO Palmetto Opportunistic Associates LLC is the general partner of GSO Palmetto Opportunistic Investment Partners LP. GSO Credit Alpha Associates LLC is the general partner of GSO Credit Alpha Fund AIV-2 LP. GSO Holdings I L.L.C. is the managing member of each of GSO Credit-A Associates LLC, GSO Palmetto Opportunistic Associates LLC and GSO Credit Alpha Associates LLC.

Blackstone Holdings II L.P. is the sole member of BIA GP L.L.C., and the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Funds. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. and indirectly controls HFA through one or more subsidiaries.

The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C.

Each of the Blackstone Entities, other than BIP-V, Blackstone Common Holdco, Blackstone CQP Common Holdco GP LLC, BX CQP Common Holdco Parent L.P., BX CQP Common Holdco Parent GP LLC, Blackstone Holdco, Blackstone CQP Holdco II GP LLC, Blackstone CQP FinanceCo LP and Blackstone CQP Holdco GP LLC, may be deemed to beneficially own the Common Units held of record by BX Rockies.

CUSIP No. 16411Q101	13D	Page 45 of 59 Pages

Each of the Blackstone Entities, other than BX Rockies, BIP-V, Blackstone Holdco, Blackstone CQP Holdco II GP LLC, Blackstone CQP FinanceCo LP and Blackstone CQP Holdco GP LLC, may be deemed to beneficially own the Common Units held of record by Blackstone Common Holdco.

Each of the Blackstone Entities, other than BX Rockies, BIP-V, Blackstone Common Holdco, Blackstone CQP Common Holdco GP LLC, BX CQP Common Holdco Parent L.P. and BX CQP Common Holdco Parent GP LLC may be deemed to beneficially own the Common Units held of record by Blackstone Holdco.

Each of the Blackstone Infrastructure Entities may be deemed to beneficially own the Common Units held of record by BIP-V.

GSO Credit-A Associates LLC, GSO Palmetto Opportunistic Associates LLC and GSO Credit Alpha Associates LLC may be deemed to beneficially own the Common Units held of record by GSO Credit-A Partners LP, GSO Palmetto Opportunistic Investment Partners LP and GSO Credit Alpha Fund AIV-2 LP, respectively.

GSO Holdings I L.L.C. may be deemed to beneficially own the Common Units held of record by the GSO Funds. Each of the Blackstone Holdings Entities, the Blackstone Topco Entities and Mr. Schwarzman may be deemed to beneficially own the Common Units held of record by each of the Blackstone Funds and the GSO Funds.

Each of Blackstone Holdings I/II GP L.L.C., the Blackstone Topco Entities and Mr. Schwarzman may be deemed to beneficially own the Common Units beneficially owned by HFA.

However, neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the entities identified as directly holding the securities reported herein) is the beneficial owner of Common Units referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such Common Units and any assertion or presumption that it or he and the other persons on whose behalf this statement is filed constitute a “group.”

Any beneficial ownership of Common Units by any of the persons listed on Schedule I is set forth on Schedule I attached hereto.

By virtue of the relationships described herein, the Reporting Persons and Brookfield Infrastructure and its affiliates may be deemed to be members of a “group” for purposes of Section 13(d) of the Exchange Act. However, neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that such persons are members of any such group. Each of Blackstone Infrastructure Partners and Brookfield Infrastructure and their respective affiliate are separately making a Schedule 13D filing reporting the Common Units

CUSIP No. 16411Q101	13D	Page 46 of 59 Pages

they may be deemed to beneficially own. Each Reporting Person disclaims beneficial ownership of any Common Units that may be deemed to be beneficially owned by Brookfield Infrastructure and its affiliates, except as otherwise described herein.

(c) Except as described herein, none of the Reporting Persons has effected any transactions in the Common Units of the Issuer since the filing of Amendment No. 4 to this Schedule 13D on August 24, 2020.

(d) None.

(e) As a result of the Transaction described in Item 4, the Exit Entities are no longer deemed to be beneficial owners of any Common Units.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented as follows:

The disclosure in Item 4 of this Amendment No. 5 is incorporated herein by reference.

Item 7. Materials to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

Exhibit Number	Description

1	Joint Filing Agreement.

2	Unit Purchase Agreement, dated May 14, 2012, by and among Cheniere Energy Partners, L.P., Cheniere Energy, Inc. and Blackstone CQP Holdco LP (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on May 15, 2012).

3	Investors’ and Registration Rights Agreement, dated as of July 31, 2012, by and among Cheniere Energy, Inc., Cheniere Energy Partners, L.P., Cheniere Energy Partners GP, LLC, Blackstone CQP Holdco LP and the other investors party thereto from time to time (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners, L.P.’s Current Report on 8-K (SEC File No. 001-33366), filed on August 6, 2012).

4	Letter Agreement, dated as of August 9, 2012, among Cheniere Energy, Inc., Cheniere Energy Partners, L.P. and Blackstone CQP Holdco LP (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on August 9, 2012).

CUSIP No. 16411Q101	13D	Page 47 of 59 Pages

5	Third Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC, dated as of August 9, 2012 (Incorporated by reference to Exhibit 3.2 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on August 9, 2012).

6	Director Designation Rights Agreement, dated as of September 24, 2020, between BIP Chinook Holdco L.L.C. and BIF IV Cypress Aggregator (Delaware) LLC.

CUSIP No. 16411Q101	13D	Page 48 of 59 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 28, 2020

BX Rockies Platform Co LLC
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone CQP Common Holdco L.P.
By:	Blackstone CQP Common Holdco GP LLC, its general partner
By:	BX CQP Common Holdco Parent L.P., its sole member
By:	BX CQP Common Holdco Parent GP LLC, its general partner
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 49 of 59 Pages

Blackstone CQP Common Holdco GP LLC
By:	BX CQP Common Holdco Parent L.P., its sole member
By:	BX CQP Common Holdco Parent GP LLC, its general partner
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BX CQP Common Holdco Parent L.P.
By:	BX CQP Common Holdco GP LLC, its general partner
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BX CQP Common Holdco Parent GP LLC
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 50 of 59 Pages

Blackstone CQP Holdco LP
By:	Blackstone CQP Holdco II GP LLC, its general partner
By:	Blackstone CQP FinanceCo LP, its sole member
By:	Blackstone CQP Holdco GP LLC, its general partner.
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone CQP Holdco II GP LLC
By:	Blackstone CQP FinanceCo LP, its sole member
By:	Blackstone CQP Holdco GP LLC, its general partner
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 51 of 59 Pages

Blackstone CQP FinanceCo LP
By:	Blackstone CQP Holdco GP LLC, its general partner
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone CQP Holdco GP LLC
By:	BX CQP Target Holdco L.L.C., its sole member
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BX CQP Target Holdco L.L.C.
By:	BIP Chinook Holdco L.L.C., its member
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 52 of 59 Pages

BIP Chinook Holdco L.L.C.
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BIP-V Chinook Holdco L.L.C.
By:	BIP Holdings Manager L.L.C., its managing member
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BIP Holdings Manager L.L.C.
By:	Blackstone Infrastructure Associates L.P., its managing member
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 53 of 59 Pages

Blackstone Infrastructure Associates L.P.
By:	BIA GP L.P., its general partner
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BIA GP L.P.
By:	BIA GP L.L.C., its general partner
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BIA GP L.L.C.
By:	Blackstone Holdings II L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BX Rockies Platform Co Holdings Manager L.L.C.
By:	Blackstone Management Associates VI L.L.C., its managing member
By:	BMA VI L.L.C., its sole member
By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BX CQP Common Holdco Holdings Manager L.L.C.
By:	Blackstone Management Associates VI L.L.C., its managing member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 54 of 59 Pages

BX CQP SuperHoldCo Holdings Manager L.L.C.
By:	Blackstone Management Associates VI L.L.C., its managing member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Management Associates VI L.L.C.
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Energy Management Associates L.L.C.
By:	Blackstone EMA L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone EMA L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 55 of 59 Pages

Blackstone Holdings III GP L.P.
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings III GP Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Credit-A Partners LP
By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Investment Partners LP
By:	GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 16411Q101	13D	Page 56 of 59 Pages

GSO Credit Alpha Fund AIV-2 LP
By:	GSO Credit Alpha Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit Alpha Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings II L.P.
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 57 of 59 Pages

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

SCHEDULE I

Executive Officers and Directors of The Blackstone Group Inc.

The name and principal occupation of each director and executive officer of The Blackstone Group Inc. are set forth below. The address for each person listed below is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. All executive officers and directors listed are United States citizens other than The Honorable Brian Mulroney, who is a citizen of Canada, and Sir John Antony Hood, who is a citizen of New Zealand.

OFFICERS:

Name	Present Principal Occupation or Employment
Stephen A. Schwarzman	Founder, Chairman and Chief Executive Officer of The Blackstone Group Inc.

Jonathan D. Gray	President, Chief Operating Officer of The Blackstone Group Inc.

Hamilton E. James	Executive Vice Chairman of The Blackstone Group Inc.

Michael S. Chae	Chief Financial Officer of The Blackstone Group Inc.

John G. Finley	Chief Legal Officer of The Blackstone Group Inc.

DIRECTORS:

Name	Present Principal Occupation or Employment
Stephen A. Schwarzman	Founder, Chairman and Chief Executive Officer of The Blackstone Group Inc.

Jonathan D. Gray	President, Chief Operating Officer of The Blackstone Group Inc.

Hamilton E. James	Executive Vice Chairman of The Blackstone Group Inc.

Kelly A. Ayotte	Former United States Senator from New Hampshire

Joseph P. Baratta	Global Head of Private Equity at The Blackstone Group Inc.

James W. Breyer	Founder and Chief Executive Officer of Breyer Capital

Reginald J. Brown	Partner for the law firm, WilmerHale

Sir John Antony Hood	President and Chief Executive Officer of the Robertson Foundation and Chair of the Rhodes Trust

Rochelle B. Lazarus	Chairman Emeritus & Former Chief Executive Officer, Ogilvy & Mather Worldwide

Jay O. Light	Dean Emeritus, Harvard Business School

The Right Honorable Brian Mulroney	Senior Partner and International Business Consultant for the Montreal law firm, Norton Rose Canada LLP

William G. Parrett	Retired CEO and Senior Partner, Deloitte (Deloitte Touche Tohmatsu)

Ruth Porat	Chief Financial Officer of Alphabet Inc. and Google Inc.

Except as set forth in this Schedule 13D, to the best knowledge of the Reporting Persons, none of the individuals listed above beneficially owns any Common Units.